Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT
As of September 30, 2010

Jurisdiction of
Subsidiary	Incorporation

IES Industrial, Inc.	South Carolina
IES Residential, Inc.	Delaware
ICS Holdings LLC	Delaware
IES Commercial, Inc.	Delaware
IES Management ROO, LP	Texas
IES Management, LP	Texas
IES Operations Group, Inc.	Delaware
IES Properties, Inc.	Delaware
IES Reinsurance, Ltd.	Bermuda
Integrated Electrical Finance, Inc.	Delaware
Key Electrical Supply, Inc.	Texas
Thomas Popp & Company	Ohio
IES Tangible Properties, Inc.	Delaware
IES Purchasing and Materials, Inc.	Delaware
IES Consolidated LLC	Delaware
IES Shared Services, Inc.	Delaware